Filed Pursuant to Rule 424(b)(5)
Registration No. 333-197128

CALCULATION OF REGISTRATION FEE

Title of each class of securities	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
2.700% Senior Notes due 2018	$600,000,000	99.920%	$599,520,000	$60,371.67
3.400% Senior Notes due 2020	$650,000,000	99.872%	$649,168,000	$65,371.22
5.850% Senior Notes due 2045	$250,000,000	99.747%	$249,367,500	$25,111.31

(1)	The total filing fee of $150,854.20 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 30, 2014)

$1,500,000,000

$600,000,000 2.700% Senior Notes due 2018

$650,000,000 3.400% Senior Notes due 2020

$250,000,000 5.850% Senior Notes due 2045

We are offering $600,000,000 aggregate principal amount of 2.700% Senior Notes due 2018, which we refer to as the “2018 notes,” $650,000,000 aggregate principal amount of 3.400% Senior Notes due 2020, which we refer to as the “2020 notes” and $250,000,000 aggregate principal amount of 5.850% Senior Notes due 2045, which we refer to as the “2045 notes.” We collectively refer to the 2018 notes, the 2020 notes and the 2045 notes as the “notes.”

We will pay interest on the 2018 notes semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2016. We will pay interest on the 2020 notes semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2016. We will pay interest on the 2045 notes semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2016.

We have the option to redeem some or all of the notes of any series at any time and from time to time, as described under the heading “Description of the Notes—Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all our other unsecured unsubordinated debt from time to time outstanding, but will be effectively junior to our secured indebtedness. The notes will not be the obligation of any of our subsidiaries and will be effectively subordinated to all indebtedness and other obligations of our subsidiaries, including existing or future debt obligations of MPLX LP, a Delaware limited partnership formed by us, which we refer to as “MPLX,” and its subsidiaries.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Investing in the notes involves risks that are described or referred to in the “Risk Factors” section beginning on page S-6 of this prospectus supplement.

	Per 2018 Note	Total	Per 2020 Note	Total	Per 2045 Note	Total
Public offering price(1)	99.920%	$599,520,000	99.872%	$649,168,000	99.747%	$249,367,500
Underwriting discount	0.450%	$2,700,000	0.600%	$3,900,000	0.875%	$2,187,500
Proceeds (before expenses) to us	99.470%	$596,820,000	99.272%	$645,268,000	98.872%	$247,180,000

(1)	Plus accrued interest, if any, from December 14, 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes offered hereby in book-entry form will be made only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, societé anonyme, on or about December 14, 2015, which is the fifth business day following the date of this prospectus supplement. This settlement date may affect trading of the notes. See “Underwriting.”

Joint Book-Running Managers (2018 Notes)

J.P. Morgan	BofA Merrill Lynch	Goldman, Sachs & Co.	Mizuho Securities

MUFG	Morgan Stanley	Wells Fargo Securities	BNP PARIBAS

Co-Managers (2018 Notes)

PNC Capital Markets LLC	Fifth Third Securities	SunTrust Robinson Humphrey	BBVA

Joint Book-Running Managers (2020 Notes)

J.P. Morgan	BofA Merrill Lynch	Goldman, Sachs & Co.	Mizuho Securities

MUFG	Morgan Stanley	Wells Fargo Securities	Barclays

Co-Managers (2020 Notes)

PNC Capital Markets LLC	Fifth Third Securities	Comerica Securities	Huntington Investment Company

Joint Book-Running Managers (2045 Notes)

J.P. Morgan	BofA Merrill Lynch	Goldman, Sachs & Co.	Mizuho Securities

MUFG	Morgan Stanley	Wells Fargo Securities	Citigroup

Co-Managers (2045 Notes)

PNC Capital Markets LLC	Comerica Securities	SunTrust Robinson Humphrey	BB&T Capital Markets	US Bancorp

The date of this prospectus supplement is December 7, 2015.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering and the notes offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not, and the underwriters are not, making offers to sell the notes in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “Marathon Petroleum,” “MPC,” “we,” “us” and “our” refer to Marathon Petroleum Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References in this prospectus supplement to the term “MPLX” refer to MPLX LP and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act.” We file reports, proxy statements and other information with the U.S. Securities and Exchange Commission, which we refer to as the “SEC.” Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the Public Reference Room. You may also inspect our SEC reports and other information at our web site at http://www.marathonpetroleum.com. We do not intend for information contained in our web site to be part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015; and

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•	our Current Reports on Form 8-K filed on March 9, 2015, May 1, 2015, July 16, 2015, July 30, 2015 (Item 8.01 and Item 9.01), July 30, 2015 (Item 5.02), November 2, 2015, November 12, 2015 and November 17, 2015.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

Marathon Petroleum Corporation

539 South Main Street

Findlay, Ohio 45840-3229

Attention: Corporate Secretary

Telephone: (419) 422-2121

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated herein and therein by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the “Securities Act,” and Section 21E of the Exchange Act. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “plan,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference.

Forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•	future levels of revenues, refining and marketing gross margins, operating costs, retail gasoline and distillate gross margins, merchandise margins, income from operations, net income or earnings per share;

•	anticipated volumes of feedstock, throughput, sales or shipments of refined products;

•	anticipated levels of regional, national and worldwide prices of crude oil and refined products;

•	anticipated levels of crude oil and refined product inventories;

•	future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	business strategies, growth opportunities and expected investments, including planned equity investments in pipeline projects;

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•	expectations regarding the acquisition or divestiture of assets;

•	our share repurchase authorizations, including the timing and amounts of any common stock repurchases;

•	the effect of restructuring or reorganization of business components;

•	the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows; and

•	the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local regulatory authorities, or plaintiffs in litigation.

We have based our forward-looking statements on our current expectations, estimates and projections about our industry and us. We caution that these statements are not guarantees of future performance, and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. Differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

•	volatility or degradation in general economic, market, industry or business conditions;

•	an easing or lifting of the U.S. crude oil export ban;

•	slower growth in domestic and Canadian crude supply;

•	availability and pricing of domestic and foreign supplies of crude oil and other feedstocks;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree on and to influence crude oil price and production controls;

•	availability and pricing of domestic and foreign supplies of refined products such as gasoline, diesel fuel, jet fuel, home heating oil and petrochemicals;

•	foreign imports of refined products;

•	refining industry overcapacity or under capacity;

•	changes in the cost or availability of third-party vessels, pipelines and other means of transportation for crude oil, feedstocks and refined products;

•	the price, availability and acceptance of alternative fuels and alternative-fuel vehicles and laws mandating such fuels or vehicles;

•	fluctuations in consumer demand for refined products, including seasonal fluctuations;

•	political and economic conditions in nations that consume refined products, including the United States, and in crude oil producing regions, including the Middle East, Africa, Canada and South America;

•	actions taken by our competitors, including pricing adjustments, expansion of retail activities, and the expansion and retirement of refining capacity in response to market conditions;

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•	completion of pipeline projects within the United States and to areas outside the U.S. Midwest;

•	changes in fuel and utility costs for our facilities;

•	failure to realize the benefits projected for capital projects, or cost overruns associated with such projects;

•	changes to the expected construction costs and timing of pipeline projects;

•	modifications to MPLX’s earnings and distribution growth objectives;

•	the ability to successfully implement growth opportunities;

•	the ability to successfully integrate the acquired Hess Corporation retail operations and achieve the strategic and other expected objectives relating to the acquisition, including any expected synergies;

•	the ability to realize the strategic benefits of joint venture opportunities;

•	accidents or other unscheduled shutdowns affecting our refineries, machinery, pipelines or equipment, or those of our suppliers or customers;

•	unusual weather conditions and natural disasters, which can unforeseeably affect the price or availability of crude oil and other feedstocks and refined products;

•	acts of war, terrorism or civil unrest that could impair our ability to produce or transport refined products or receive feedstocks;

•	state and federal environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard;

•	rulings, judgments or settlements and related expenses in litigation or other legal, tax or regulatory matters, including unexpected environmental remediation costs, in excess of any reserves or insurance coverage;

•	labor and material shortages;

•	the maintenance of satisfactory relationships with labor unions and joint venture partners;

•	the ability and willingness of parties with whom we have material relationships to perform their obligations to us;

•	the market price of our common stock and its impact on our share repurchase authorizations;

•	changes in the credit ratings assigned to our debt securities, including the notes, and trade credit, changes in the availability of unsecured credit and changes affecting the credit markets generally;

•	risk that the synergies and other benefits from the merger of MarkWest Energy Partners, L.P., a Delaware limited partnership, which we refer to as “MarkWest,” with MPLX, which we refer to as the “MarkWest Combination,” may not be fully realized or may take longer to realize than expected;

•	disruption from the MarkWest Combination making it more difficult to maintain relationships with customers, employees or suppliers;

•	risks relating to any unforeseen liabilities of MPLX, including unforseen liabilities assumed by MPLX in the MarkWest Combination;

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•	the adequacy of MPLX’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute their business plans and implement their growth strategies; and

•	the other factors described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2014.

We do not undertake any obligation to update the forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus, unless we are required by applicable securities laws to do so.

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SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, and in the indenture as described under “Description of the Notes.” Because this is a summary, it does not contain all the information that may be important to you. We urge you to read this entire prospectus supplement and the accompanying prospectus, including our consolidated financial statements, and the related notes, as well as the other documents, incorporated by reference, carefully, including the “Risk Factors” section.

Marathon Petroleum

We are an independent petroleum refining and marketing, retail marketing and pipeline transportation company. We currently own and operate seven refineries, all located in the United States, with an aggregate crude oil refining capacity of approximately 1.8 million barrels per calendar day. Our refineries supply refined products to resellers and consumers within our market areas, including the Midwest, Gulf Coast, East Coast and Southeast regions of the United States. We distribute refined products to our customers through one of the largest private domestic fleets of inland petroleum product barges, one of the largest terminal operations in the United States, and a combination of MPC-owned and third-party-owned trucking and rail assets. We are one of the largest wholesale suppliers of gasoline and distillates to resellers within our market area.

We have two strong retail brands: Speedway® and Marathon®. We believe that Speedway LLC, a wholly-owned subsidiary, operates the second largest chain of company-owned and operated retail gasoline and convenience stores in the United States, with approximately 2,760 convenience stores in 22 states throughout the Midwest, East Coast and Southeast. The Marathon® brand is an established motor fuel brand in the Midwest and Southeast regions of the United States, and is available through approximately 5,600 retail outlets operated by independent entrepreneurs in 19 states.

We currently own, lease or have ownership interests in approximately 8,300 miles of crude oil and refined product pipelines to deliver crude oil to our refineries and other locations and refined products to wholesale and retail market areas. We are one of the largest petroleum pipeline companies in the United States on the basis of total volumes delivered.

Our operations consist of three reportable operating segments: Refining & Marketing; Speedway; and Pipeline Transportation. Each of these segments is organized and managed based upon the nature of the products and services it offers.

•	Refining & Marketing—refines crude oil and other feedstocks at our seven refineries in the Gulf Coast and Midwest regions of the United States, purchases refined products and ethanol for resale and distributes refined products through various means, including barges, terminals and trucks that we own or operate. We sell refined products to wholesale marketing customers domestically and internationally, buyers on the spot market, our Speedway business segment and to independent entrepreneurs who operate Marathon® retail outlets;

•	Speedway—sells transportation fuels and convenience products in the retail market in the Midwest, East Coast and Southeast regions of the United States, primarily through Speedway convenience stores; and

•	Pipeline Transportation—transports crude oil and other feedstocks to our refineries and other locations, delivers refined products to wholesale and retail market areas and includes the aggregated operations of MPLX.

Our principal executive offices are located at 539 South Main Street, Findlay, Ohio 45840-3229, and our telephone number at that location is (419) 422-2121.

The MarkWest Combination

MPLX is a publicly traded master limited partnership that was formed by us to own, operate, develop and acquire pipelines and other midstream assets related to the transportation and storage of crude oil, refined products and other hydrocarbon-based products. As of September 30, 2015, we owned a 71.5 percent interest in MPLX, including the two percent general partner interest. We also owned 100% of the incentive distribution rights issued by MPLX. We consolidate MPLX for financial reporting purposes since we have a controlling financial interest, and we record a noncontrolling interest for the interest owned by the public.

On December 4, 2015, MPLX completed the MarkWest Combination. MarkWest is a master limited partnership that owns and operates midstream services related businesses. MarkWest and its subsidiaries have a leading presence in many natural gas resource plays including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation where MarkWest and its subsidiaries provide midstream services to producer customers. For the year ended December 31, 2014, MarkWest had revenue of $2,176 million and operating income of $377 million, and for the nine months ended September, 30 2015, MarkWest had revenue of $1,401 million and operating income of $220 million. As of September 30, 2015, MarkWest had total assets of $11.7 billion and total liabilities of $5.8 billion. In connection with the MarkWest Combination, each common unit of MarkWest issued and outstanding immediately prior to the effective time of the MarkWest Combination was converted into the right to receive 1.09 common units of MPLX representing limited partner interests in MPLX, plus a one-time cash payment of $6.20. We contributed approximately $1.28 billion of cash to MPLX to pay the aggregate cash consideration to MarkWest unitholders, without receiving any new equity from MPLX in exchange.

All of MarkWest’s outstanding debt, including approximately $4.1 billion aggregate principal amount of MarkWest senior notes (as defined below) remained outstanding following the MarkWest Combination. However, MPLX repaid approximately $943 million outstanding under MarkWest’s revolving credit facility with $850 million of borrowings under MPLX’s bank revolving credit facility and cash in connection with the completion of the MarkWest Combination. The MPLX facility was amended on October 27, 2015 to extend the term to five years commencing on the closing of the MarkWest Combination and to increase the revolving borrowing capacity to $2 billion. See “Description of Other Indebtedness.” On November 19, 2015, MPLX announced that, in connection with the MarkWest Combination, it had commenced offers to exchange any and all outstanding MarkWest senior notes for (1) up to $4.1 billion aggregate principal amount of new notes issued by MPLX having the same maturity and interest rates as the MarkWest senior notes and (2) cash. The MarkWest senior notes consist of: $750 million aggregate principal amount of 5.5% senior notes due 2023, which we refer to as the “MarkWest 5.5% 2023 Notes”; $1.0 billion aggregate principal amount of 4.5% senior notes due 2023, which we refer to as the “MarkWest 4.5% 2023 Notes”; $1.15 billion aggregate principal amount of 4.875% senior notes due 2024, which we refer to as the “MarkWest 2024 Notes”; and $1.2 billion aggregate principal amount of 4.875% senior notes due 2025, which we refer to as the “MarkWest 2025 Notes” and, collectively with the MarkWest 5.5% 2023 Notes, the MarkWest 4.5% 2023 Notes and the MarkWest 2024 Notes, the “MarkWest senior notes.” On the same date, MarkWest commenced consent solicitations from holders of each series of the MarkWest senior notes to amend the indentures governing the MarkWest senior notes to remove certain restrictive and reporting covenants.

The exchange offers and consent solicitations are scheduled to expire on December 18, 2015, unless extended. As of December 3, 2015, approximately $4.0 billion aggregate principal amount of MarkWest senior notes, representing approximately 92.49%, 98.25%, 99.68% and 98.27% of the outstanding aggregate principal amount of MarkWest 5.5% 2023 Notes, MarkWest 4.5% 2023 Notes, MarkWest 2024 Notes and MarkWest 2025 Notes, respectively, had been validly tendered and not validly withdrawn and MarkWest had received the requisite number of consents to amend the indenture governing such MarkWest senior notes to remove certain restrictive and reporting covenants. On an as adjusted basis following the consummation of the MarkWest

Combination and the assumption of existing MarkWest debt, but without giving effect to the issuance of new MPLX senior notes in the exchange offers or the issuance of notes pursuant to this offering and the anticipated application of the net proceeds therefrom, our total debt would have been $11,703 million. See “Capitalization.”

The aggregate consideration paid in the MarkWest Combination of approximately $13.7 billion will be allocated to the fair value of the assets acquired and liabilities assumed, including the assumed debt. As a result of the MarkWest Combination, our interest in MPLX was reduced from 71.5 percent to 19 percent, which will be reflected as an increase to noncontrolling equity interests. We also will continue to own 100 percent of the incentive distribution rights issued by MPLX. The transaction costs for the MarkWest Combination are estimated at $58 million, of which $8 million has been incurred prior to September 30, 2015 and the remainder of which will be expensed and reflected in our financial results. In addition, MPLX GP, a wholly-owned subsidiary of MPC, expects to exercise its right to maintain its two percent general partner interest in MPLX by contributing approximately $168 million in cash to MPLX. This contribution will not impact MPC’s capitalization as it is an intercompany transaction eliminated in consolidation. We will continue to consolidate MPLX’s financial results for reporting purposes.

We are committed to supporting MPLX’s future growth, including through future asset drop downs. We also expect MPLX to have significant growth opportunities through third-party investments or acquisitions. We expect that MPLX will finance future growth projects through, without limitation, a combination of debt and equity issuances, including loans from and equity issuances to MPC, as well as borrowings under MPLX’s revolving credit facility, while seeking to balance incremental debt with incremental cash flow.

The Offering

Issuer	Marathon Petroleum Corporation, a Delaware corporation.

Securities offered	$1,500,000,000 aggregate principal amount of notes, consisting of $600,000,000 aggregate principal amount of 2.700% Senior Notes due 2018, $650,000,000 aggregate principal amount of 3.400% Senior Notes due 2020 and $250,000,000 aggregate principal amount of 5.850% Senior Notes due 2045.

Maturity dates	The 2018 notes will mature on December 14, 2018, the 2020 notes will mature on December 15, 2020 and the 2045 notes will mature on December 15, 2045.

Interest payment dates	We will pay interest on the 2018 notes semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2016. We will pay interest on the 2020 notes semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2016. We will pay interest on the 2045 notes semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2016.

Interest rates	The 2018 notes will bear interest at 2.700% per year, the 2020 notes will bear interest at 3.400% per year and the 2045 notes will bear interest at 5.850% per year.

Optional redemption	We may redeem the notes of any series, in whole or in part, at any time and from time to time at the applicable redemption price described herein under the caption “Description of the Notes—Optional Redemption.”

Ranking	The notes will be our senior unsecured obligations, will rank equally with all our other senior unsecured debt, including all other unsubordinated notes issued under the indenture governing the notes, which we refer to as the “indenture,” from time to time outstanding. The notes will be effectively junior to our secured indebtedness and will be effectively subordinated to all indebtedness and other obligations of our subsidiaries, including existing or future debt obligations of MPLX and its subsidiaries. The notes will be exclusively our obligation, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. See “Description of the Notes—Ranking.”

Certain covenants	The indenture includes covenants that will, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist mortgages and other liens with respect to principal properties, enter into sale and leaseback transactions with respect to principal properties and merge or consolidate with any other entity or sell or convey all or substantially all of our assets, and will require us to provide certain information to the trustee (as defined below) and holders of the notes. These covenants will be subject to a number of important qualifications and limitations. See “Description of the Notes.”

Future issuances	The 2018 notes will be limited initially to $600,000,000 in aggregate principal amount, the 2020 notes will be limited initially to $650,000,000 in aggregate principal amount and the 2045 notes will be limited initially to $250,000,000 in aggregate principal amount. We may, however, “re-open” each series of notes and issue an unlimited aggregate principal amount of additional notes of that series without the consent of the holders of the notes.

Form and denomination	The notes of each series will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC eligibility	The notes of each series will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as “DTC,” or its nominee. See “Description of the Notes—Book-Entry; Delivery and Form.”

Same-day settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of proceeds	We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $1,486.6 million from this offering. We intend to use the net proceeds from this offering to fund the repayment of all $750 million aggregate principal amount of our 3.500% Senior Notes due 2016, which we refer to as the “2016 notes,” at maturity or otherwise, and for general corporate purposes. See “Use of Proceeds.”

No listing of the notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Trustee, registrar and paying agent	The Bank of New York Mellon Trust Company, N.A., which, when acting as such, we refer to as the “trustee.”

Risk factors	See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors that should be carefully considered before investing in the notes.

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding the notes and this offering, as well as the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2014 under the heading “Risk Factors,” and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to this Offering and the Notes

Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt securities, as well as the notes.

We have substantial existing debt. As of September 30, 2015, after giving effect to the assumption of MarkWest’s debt in connection with the MarkWest Combination and the issuance and sale of the notes offered hereby and the use of proceeds therefrom, but without giving effect to any issuance of new MPLX senior notes in the exchange offers, we would have had total debt of approximately $12.5 billion. We also have the capacity under our revolving credit agreement (as defined herein), the trade receivables facility (as defined herein) and the MPLX credit agreement (as defined herein) to incur substantial additional debt. Our level of debt could have important consequences. For example, it could:

•	make it more difficult for us to make payments on our debt;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, dividends, share repurchases and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such debt could elect to declare all the amounts outstanding under such instruments to be due and payable.

Changes in our credit ratings may adversely affect the value of the notes.

The ratings assigned to the notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes.

The indenture does not restrict the amount of additional debt that we and our affiliates may incur and the revolving credit agreement, the term loan agreement, the trade receivables facility and the MPLX credit agreement permit us and our affiliates to incur substantial additional unsecured debt.

The notes and the indenture do not place any limitation on the amount of unsecured debt that we may incur and the revolving credit agreement, the term loan agreement, the trade receivables facility and the MPLX credit agreement permit us and our affiliates to incur substantial additional unsecured debt. Our incurrence of additional debt, and the incurrence of additional debt by any of our affiliates, may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

The terms of the notes do not require us to offer to repurchase the notes upon a “change of control” transaction.

The terms of the notes do not require us to offer to repurchase the notes upon a “change of control” transaction. Accordingly, holders will not have the right to require us to repurchase the notes if we enter into transactions that result in a change of control of our company and a decrease in the ratings of the notes. Our existing notes and certain other existing debt obligations provide such rights to holders of those obligations.

We are a holding company and depend on dividends and other distributions from our subsidiaries.

MPC is a holding company with limited direct operations. Our principal assets are the equity interests that we hold in our subsidiaries, including MPLX. As a result, we depend on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding indebtedness. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our indebtedness or to make funds available for such payment. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables, and including existing and future debt obligations of MPLX and its subsidiaries. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of our subsidiaries to make payments or other distributions to us and our subsidiaries could agree to contractual restrictions on their ability to make distributions. In addition, our subsidiaries have substantial existing debt obligations and are permitted under the terms of the indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

Neither MPC nor any subsidiary of MPC has any property that has been determined to be a principal property under the indenture.

The indenture includes covenants that, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist mortgages and other liens and enter into sale and leaseback transactions with respect to principal properties. However, as of the date of this prospectus supplement, neither MPC nor any subsidiary of MPC has any property that MPC’s board of directors has determined to be a principal property under the indenture.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes and market interest rates increase, the market values of such notes may decline. We cannot predict the future level of market interest rates.

Active trading markets for the notes may not develop.

Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the notes. Further, there can be no assurance as to the liquidity of any market that may develop for such notes, your ability to sell such notes or the price at which you will be able to sell such notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time without notice.

Risks Relating to the MarkWest Combination

Failure to successfully integrate the businesses of MPLX and MarkWest in the expected time frame may adversely affect MPLX’s future results.

The success of the MarkWest Combination will depend, in part, on MPLX’s ability to realize the anticipated benefits and synergies from combining the businesses of MPLX and MarkWest. If MPLX is not able to achieve these integration objectives, or is not able to achieve the integration objectives on a timely basis, the anticipated benefits of the MarkWest Combination may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the MarkWest Combination.

MPLX may have difficulty attracting, motivating and retaining executives and other employees in light of the MarkWest Combination.

Uncertainty about the effect of the MarkWest Combination on MPLX’s employees may impair its ability to attract, retain and motivate personnel. In addition, MPLX may have to provide additional compensation in order to retain certain MarkWest employees. If employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined business, MPLX’s ability to realize the anticipated benefits of the MarkWest Combination could be reduced.

Purported class action lawsuits have been filed against the individual members of the board of directors of MarkWest’s general partner and against MarkWest’s general partner, MPLX, MPLX’s general partner, MPC and Merger Sub, and additional lawsuits may be filed, in connection with the MarkWest Combination. An adverse judgment in a pending case or additional lawsuits could have a material adverse effect on MPLX or MarkWest following the MarkWest Combination.

In July 2015, a purported class action lawsuit challenging the MarkWest Combination was filed in the Court of Chancery of the State of Delaware by a purported unitholder of MarkWest. The lawsuit, captioned Katsman v. Semple, et al.; No. 11332, alleges that the individual members of the board of directors of MarkWest’s general partner breached their fiduciary and/or contractual duties to the unitholders of MarkWest and that MPLX, MPC and Merger Sub, aided and abetted those breaches. The lawsuit seeks to rescind the transaction or recover rescission damages. The lawsuit also seeks an accounting and recovery of attorneys’ fees, experts’ fees, and other litigation costs.

On August 10, 2015, another purported unitholder of MarkWest filed a putative class action complaint, captioned Schein v. Semple, et al., No. 11375, in the Court of Chancery of the State of Delaware, advancing substantially similar allegations and claims and seeking substantially the same relief against the same defendants named in the Katsman lawsuit.

On August 14, 2015, another purported unitholder of MarkWest filed a putative class action complaint, captioned Kleinfeldt v. Semple, et al., C.A. No. 11394, in the Court of Chancery of the State of Delaware. The Kleinfeldt suit asserts substantially the same allegations and claims against the same defendants named in the Katsman and Schein suits.

On September 9, 2015, the Katsman, Schein, and Kleinfeldt lawsuits were consolidated into one action pending in the Court of Chancery of the State of Delaware, now captioned In re MarkWest Energy Partners, L.P. Unitholder Litigation, Consolidated C.A. 11332-VCG. The Court’s consolidation order contemplates that any future Delaware class action cases will be consolidated into this action.

On October 1, 2015, the Delaware plaintiffs filed a consolidated complaint against the individual members of the board of directors of MarkWest’s general partner, MPLX, MPLX’s general partner, MPC and Merger Sub asserting in connection with the MarkWest Combination and related disclosures that, among other things, (i) the board of directors of MarkWest’s general partner breached its duties in approving the MarkWest Combination and (ii) MPC, MPLX, MPLX GP, and Merger Sub aided and abetted such breaches. The complaint seeks, among other relief, rescission of the MarkWest Combination or monetary damages.

On November 6, 2015, all defendants filed motions to dismiss the complaint for failure to state a claim. On November 9, 2015, the individual members of the board of directors of MarkWest’s general partner filed a motion to stay discovery until the motions to dismiss are resolved, and MPLX, MPLX GP, MPC and Merger Sub filed a joinder to that motion on November 10, 2015.

Additional lawsuits may be filed against MarkWest, MarkWest’s general partner, the board of directors of MarkWest’s general partner, MPLX, MPLX’s general partner, the board of directors of MPLX’s general partner, MPC and/or Merger Sub in connection with the MarkWest Combination, and they may seek to rescind the MarkWest Combination or to obtain monetary relief from any or all of the defendants.

An unfavorable resolution of any such litigation could result in a material adverse effect to MPLX. The cost of defending the litigation, even if resolved favorably, could be substantial, and the litigation could substantially divert the attention and resources of our management. There can also be no assurance that MarkWest, its general partner, the board of directors of MarkWest’s general partner, MPLX, MPLX’s general partner, the board of directors of MPLX’s general partner, MPC and/or Merger Sub, as applicable, will prevail in defense of any such lawsuits to which they are a party, even in an event where such company believes that the claims made in such lawsuits are without merit and vigorously defends against such claims.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Nine Months Ended September 30, 2015	For the Years Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	14.6x	13.4x	13.2x	22.9x	18.1x	8.2x

The term “earnings” is the amount resulting from adding the following items to the extent applicable:

•	pre-tax income from continuing operations before adjustment for income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

and subtracting from the total the following:

•	interest capitalized;

•	preference security dividend requirements of consolidated subsidiaries; and

•	the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges;

For this purpose, “fixed charges” consists of:

•	interest expense and amortization of discounts, premiums and capitalized expenses on indebtedness;

•	interest capitalized;

•	an estimate of the portion of annual rental expense on operating leases that represents interest attributable to rentals; and

•	preference security dividend requirements of consolidated subsidiaries.

MarkWest had a ratio of earnings to fixed charges of 1.9 for the year ended December 31, 2014 and 1.0 for the nine months ended September 30, 2015. Accordingly, we expect our ratio of earnings to fixed charges to decrease as a result of the MarkWest Combination.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses, of approximately $1,486.6 million from this offering. We intend to use the net proceeds from this offering to fund the repayment of all of our outstanding 2016 notes, at maturity or otherwise, together with any accrued and unpaid interest thereon, and fees and expenses, if any, incurred in connection with or payable upon the repayment. The 2016 notes, of which $750 million aggregate principal amount is outstanding, mature on March 1, 2016 and bear interest at 3.500% per annum. The remainder of the net proceeds from the sale of the notes will be used by us and/or our subsidiaries for general corporate purposes, which may include investments in and advances to our affiliates or subsidiaries, including MPLX. Pending final use, we may invest the net proceeds from this offering in short-term marketable securities.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2015 (1) on a historical basis, (2) on an as adjusted basis to give effect to the assumption of debt in connection with the MarkWest Combination and (3) on an as further adjusted basis to give effect to (a) the assumption of debt in connection with the MarkWest Combination and (b) this offering and the anticipated application of the net proceeds therefrom as described under “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2015
	Actual (unaudited)	As adjusted (unaudited)(1)	As further adjusted (unaudited)(2)
	(dollars in millions)
Debt
MPC:
Revolving credit agreement due 2017	$—	$—	$—
Term loan agreement due 2019	700	700	700
2018 notes offered hereby	—	—	600
2020 notes offered hereby	—	—	650
2045 notes offered hereby	—	—	250
3.500% senior notes due 2016	750	750	—
5.125% senior notes due 2021	1,000	1,000	1,000
3.625% senior notes due 2024	750	750	750
6.500% senior notes due 2041	1,250	1,250	1,250
4.750% senior notes due 2044	800	800	800
5.000% senior notes due 2054	400	400	400
Consolidated subsidiaries:
Trade receivables facility due 2016	—	—	—
MPLX revolving credit agreement due 2020(3)	—	850	850
MPLX term loan due 2019	250	250	250
MPLX 4.000% senior notes due 2025	500	500	500
MarkWest 5.500% senior notes due 2023	—	750	750
MarkWest 4.500% senior notes due 2023	—	1,000	1,000
MarkWest 4.875% senior notes due 2024	—	1,150	1,150
MarkWest 4.875% senior notes due 2025	—	1,200	1,200
Capital lease obligations	353	353	353

Total debt	$6,753	11,703	$12,453
Total equity(4)	$12,925	12,925	$12,925

Total capitalization	$19,678	24,628	$25,378

(1)	Assumes the assumption of existing MarkWest debt in connection with the MarkWest Combination, but does not reflect the application of generally accepted accounting principles as it relates to fair value measurements of the assumed debt per the acquisition method of accounting, or the issuance of new MPLX senior notes in the exchange offers.

(2)

Assumes (a) the assumption of existing MarkWest debt in connection with the MarkWest Combination and (b) the issuance of the notes in this offering and the anticipated application of the net proceeds therefrom, but does not reflect the application of generally accepted accounting principles as it relates to fair value measurements of the assumed debt per the acquisition method of accounting, or the issuance of new MPLX senior notes in the exchange offers.

(3)	In connection with the completion of the MarkWest Combination, the approximately $943 million outstanding under MarkWest’s revolving credit facility was repaid with $850 million of borrowings under MPLX’s bank revolving credit facility and $93 million of cash.

(4)	Does not take into account the MarkWest Combination and the application of the acquisition method of accounting as it relates to the fair value measurements of the MPLX equity issued in connection with the MarkWest Combination and the fair value of a non-controlling interest in a MarkWest consolidated joint venture; further, it does not reflect certain costs that are expected to be incurred in connection with the MarkWest Combination.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Agreement

We have a $2.5 billion unsecured revolving credit agreement in place with a maturity date of September 14, 2017, which we refer to as our “revolving credit agreement.” Our revolving credit agreement includes letter of credit issuing capacity of up to $2.0 billion and swingline loan capacity of up to $100 million. We may increase our borrowing capacity under our revolving credit agreement by up to an additional $500 million, subject to certain conditions including the consent of the lenders whose commitments would be increased. In addition, the maturity date may be extended for up to two additional one-year periods subject to the approval of lenders holding greater than 50 percent of the commitments then outstanding, provided that the commitments of any non-consenting lenders will be terminated on the then-effective maturity date.

Borrowings under our revolving credit agreement bear interest at either the Adjusted LIBO Rate (as defined in the revolving credit agreement) plus a margin or the Alternate Base Rate (as defined in our revolving credit agreement) plus a margin. We are charged various fees and expenses in connection with our revolving credit agreement, including administrative agent fees, commitment fees on the unused portion of our borrowing capacity and fees related to issued and outstanding letters of credit. The applicable interest rates and commitment fees payable under our revolving credit agreement fluctuate from time-to-time based on our credit ratings.

Our revolving credit agreement contains certain representations and warranties, affirmative and restrictive covenants and events of default that we consider to be usual and customary for arrangements of this type, including a financial covenant that requires us to maintain a ratio of Consolidated Net Debt to Total Capitalization (each as defined in our revolving credit agreement) of no greater than 0.65 to 1.00 as of the last day of each fiscal quarter. Other covenants, among other things, restrict our ability to incur debt, create liens on our assets or enter into transactions with affiliates.

As of September 30, 2015, there were no amounts outstanding under our revolving credit agreement.

Trade Receivables Securitization Facility

On December 18, 2013, we entered into a three-year, $1.3 billion trade receivables securitization facility, which we refer to as the “trade receivables facility,” with a group of financial institutions that act as committed purchasers, conduit purchasers, letter of credit issuers and managing agents under the trade receivables facility. The trade receivables facility is evidenced by a Receivables Purchase Agreement and a Second Amended and Restated Receivables Sale Agreement. In October 2015, we reduced the maximum capacity under the trade receivables facility from $1.3 billion to $1.0 billion.

The trade receivables facility consists of one of our wholly-owned subsidiaries, Marathon Petroleum Company LP, which we refer to as “MPC LP,” selling or contributing on an on-going basis all of its trade receivables (including trade receivables acquired from Marathon Petroleum Trading Canada LLC, a wholly-owned subsidiary of MPC LP), together with all related security and interests in the proceeds thereof, without recourse, to another wholly-owned, bankruptcy-remote special purpose subsidiary, MPC Trade Receivables Company LLC, which we refer to as “TRC,” in exchange for a combination of cash, equity or a subordinated note issued by TRC to MPC LP. TRC, in turn, has the ability to finance its purchase of the receivables from MPC LP by selling undivided ownership interests in qualifying trade receivables, together with all related security and interests in the proceeds thereof, without recourse, to the purchasing group in exchange for cash proceeds. The trade receivables facility also provides for the issuance of letters of credit of up to $1.0 billion, provided that the aggregate credit exposure of the purchasing group, including outstanding letters of credit, does not exceed $1.0 billion at any one time.

To the extent that TRC retains an ownership interest in the receivables it has purchased or received from MPC LP, such interest will be included in our consolidated financial statements solely as a result of the consolidation of the financial statements of TRC with those of MPC. The receivables sold or contributed to TRC are available first and foremost to satisfy claims of the creditors of TRC and are not available to satisfy the claims of creditors of MPC. TRC has granted a security interest in all of its assets to the purchasing group to secure its obligations under the Receivables Purchase Agreement.

The Receivables Purchase Agreement and Second Amended and Restated Receivables Sale Agreement include representations and covenants that we consider usual and customary for arrangements of this type. Trade receivables are subject to customary criteria, limits and reserves before being deemed to qualify for sale by TRC pursuant to the trade receivables facility. In addition, further purchases of qualified trade receivables under the trade receivables facility are subject to termination, and TRC may be subject to default fees, upon the occurrence of certain amortization events that are included in the Receivables Purchase Agreement, which we consider to be usual and customary for arrangements of this type.

As of September 30, 2015, there were no amounts outstanding under our trade receivables facility.

Term Loan Agreement

On August 26, 2014, we entered into a five-year senior unsecured term loan credit agreement, which we refer to as our “term loan agreement,” with a syndicate of lenders providing up to $700 million in term loan borrowings. We borrowed the full $700 million under the term loan agreement to fund a portion of the purchase price of the acquisition of Hess Corporation’s retail operations and related assets, which we completed on September 30, 2014. The term loan borrowings mature on September 24, 2019 and may be prepaid at any time without premium or penalty. We pay certain customary fees under our new term loan agreement, including an annual administrative fee to the administrative agent.

Borrowings under the term loan agreement bear interest, at our election, at either of the following rates (a) the Adjusted LIBO Rate (as defined in our new term loan agreement), plus a margin or (b) the Base Rate (as defined in our new term loan agreement), plus a margin. The applicable margin to the benchmark interest rates fluctuate from time-to-time based on our credit ratings.

The term loan agreement contains representations and warranties, affirmative and negative covenants and events of default that are substantially similar to those contained in our revolving credit agreement, which we consider to be usual and customary for an agreement of this type. Among other things, our term loan agreement requires us to maintain, as of the last day of each fiscal quarter, a ratio of Consolidated Net Debt to Total Capitalization (each as defined in our term loan agreement) of no greater than 0.65 to 1.00. Other covenants contained in our new term loan agreement restrict our ability to incur debt, create liens on our assets or enter into transactions with affiliates, among other things.

As of September 30, 2015, there was $700 million outstanding under our term loan agreement.

MPC Senior Notes

As of September 30, 2015, we had an aggregate principal amount of $4.95 billion of senior notes outstanding. The specific amounts, maturity and interest rates of these senior notes are set forth in the following table.

Principal Amount
(in millions)
3.500% senior notes due March 1, 2016	$750
5.125% senior notes due March 1, 2021	$1,000
3.625% senior notes due September 15, 2024	$750
6.500% senior notes due March 1, 2041	$1,250
4.750% senior notes due September 15, 2044	$800
5.000% senior notes due September 15, 2054	$400

Total	$4,950

The 3.500% senior notes due 2016, 5.125% senior notes due 2021, 3.625% senior notes due 2024, 6.500% senior notes due 2041, 4.750% senior notes due 2044 and 5.000% senior notes due 2054, which we collectively refer to as the “MPC senior notes,” were all issued under the indenture. The MPC senior notes are our direct, unsecured unsubordinated obligations and are not guaranteed by any of our subsidiaries.

The indenture does not directly limit the amount of other debt that may be incurred by us or our subsidiaries. Subject to several enumerated exceptions, the indenture prohibits us and certain of our subsidiaries from securing any debt or other obligation with any principal property or shares of capital stock of certain of our subsidiaries without providing that our senior notes shall be secured equally and ratably with the secured debt or other obligation for so long as the secured debt or other obligation remains secured. The indenture restricts our ability to enter into sale and lease-back transactions as well as to consolidate, merge or sell all or substantially all of our assets. The MPC senior notes have substantially the same covenants and events of default as provided with respect to the notes.

We intend to use a portion of the net proceeds from this offering to repay, at maturity or otherwise, all of our outstanding 3.500% senior notes due 2016.

MPLX Credit Agreement

MPLX is party to a credit agreement, dated as of November 20, 2014 and amended as of October 27, 2015, which we refer to as the “MPLX credit agreement,” providing for a $2.0 billion unsecured revolving credit facility with a maturity date of December 4, 2020 and an outstanding $250 million term loan with a maturity date of November 20, 2019.

The MPLX credit agreement includes letter of credit issuing capacity of up to $250 million and swingline loan capacity of up to $100 million. The revolving borrowing capacity under the MPLX credit agreement may be increased by up to an additional $500 million, subject to certain customary conditions, including the consent of the lenders whose commitments would increase. In addition, the maturity date of the revolving credit facility and term loan facility may be extended up to two additional one-year periods, subject to the approval of lenders holding greater than 50 percent of the loans and commitments then outstanding, provided that the loans and commitments of any non-consenting lenders will be terminated on the then-effective maturity date.

Borrowings under the MPLX credit agreement bear interest at either the Adjusted LIBO Rate (as defined in the MPLX credit agreement) plus a margin, or the Alternate Base Rate (as defined in the MPLX credit agreement) plus a margin. MPLX is charged various fees and expenses in connection with the agreement, including administrative agent fees, commitment fees on the unused portion of the borrowing capacity and fees with respect to issued and outstanding letters of credit. The applicable margins to the benchmark interest rates and commitment fees payable under the MPLX credit agreement fluctuate from time-to-time based on MPLX’s credit ratings.

The MPLX credit agreement includes certain representations and warranties, affirmative and restrictive covenants and events of default that we consider to be usual and customary for an agreement of this type, including a financial covenant that requires MPLX to maintain a ratio of Consolidated Total Debt (as defined in the MPLX credit agreement) as of the end of each fiscal quarter to Consolidated EBITDA (as defined in the MPLX credit agreement) for the prior four fiscal quarters of no greater than 5.0 to 1.0 (or 5.5 to 1.0 during the six-month period following certain acquisitions). Other covenants, among other things, restrict MPLX from incurring debt, creating liens on its assets and entering into transactions with affiliates.

As of September 30, 2015, there were no revolving loans and a $250 million term loan outstanding under the MPLX credit agreement. In addition, in connection with the closing of the MarkWest Combination, MPLX used $850 in revolving borrowings under the MPLX credit agreement and $93 million of cash to repay all amounts outstanding under MarkWest’s revolving credit facility, which was terminated in connection with the closing.

MPLX/MarkWest Senior Notes

As of September 30, 2015, MPLX had an aggregate principal amount of $500 million of senior notes outstanding. In addition, MPLX assumed an aggregate principal amount of $4.1 billion in senior notes issued by MarkWest and MarkWest Energy Finance Corporation. The specific amounts, maturity and interest rates of these senior notes are set forth in the following table.

Principal Amount
(in millions)
MarkWest 5.500% senior notes due February 15, 2023	$750
MarkWest 4.500% senior notes due July 15, 2023	$1,000
MarkWest 4.875% senior notes due December 1, 2024	$1,150
MPLX 4.000% senior notes due February 15, 2025	$500
MarkWest 4.875% senior notes due June 1, 2025	$1,200

Total	$4,600

The MarkWest 5.5% 2023 Notes, the MarkWest 4.5% 2023 Notes, the MarkWest 2024 Notes and the MarkWest 2025 Notes, which we collectively refer to as the existing “MarkWest senior notes,” were all issued under the indenture, dated as of November 2, 2010, as supplemented and amended, by and among MarkWest, MarkWest Energy Finance Corporation, the subsidiary guarantors that are party thereto and Wells Fargo Bank, National Association, as the trustee. The MarkWest senior notes are the senior unsecured obligations of MarkWest. The MPC senior notes and the MPLX senior notes are, and the notes upon issuance will be, structurally subordinated to the MarkWest senior notes.

The indentures governing the MarkWest senior notes contain covenants that restrict the ability of MarkWest and its subsidiaries, with significant exceptions, to: borrow money; pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity; make investments; use assets as collateral in other transactions; sell certain assets or merge with or into other companies; engage in transactions with affiliates; and engage in unrelated businesses. As of December 3, 2015, the indentures governing the MarkWest senior notes were amended to remove the majority of these restrictive covenants.

The MPLX 4.000% senior notes due February 15, 2025, which we refer to as the “MPLX senior notes” were issued under the indenture, dated as of February 12, 2015, as amended and supplemented, by and between MPLX and the trustee. The MPLX senior notes are MPLX’s direct, unsecured unsubordinated obligations and are not guaranteed by any of MPLX’s subsidiaries.

The indenture governing the MPLX senior notes does not limit the amount of other debt that may be incurred by MPLX or its subsidiaries. Subject to several enumerated exceptions, the indenture governing the MPLX senior notes prohibits MPLX and certain of its subsidiaries from securing any debt or other obligation with any principal property without providing that the MPLX senior notes shall be secured equally and ratably with the secured debt or other obligation for so long as the secured debt or other obligation remains secured. The indenture governing the MPLX senior notes restricts MPLX’s ability to enter into sale and lease-back transactions as well as to consolidate, merge or sell all or substantially all of its assets.

On November 19, 2015, MPLX announced that, in connection with the MarkWest Combination, it had commenced offers to exchange any and all outstanding MarkWest senior notes for (1) up to $4.1 billion aggregate principal amount of new notes issued by MPLX having the same maturity and interest rates as the MarkWest senior notes and (2) cash. On the same date, MarkWest commenced consent solicitations from holders of each series of the MarkWest senior notes to amend the indentures governing the MarkWest senior notes to remove certain restrictive and reporting covenants. The new notes to be issued by MPLX in exchange for the MarkWest senior notes will be issued pursuant to the same indenture governing the existing MPLX senior notes and will have the same covenants as the existing MPLX senior notes, except that MPLX will be obligated to make an offer to repurchase the new MPLX notes upon certain change of control triggering events. The exchange offers and consent solicitations are scheduled to expire on December 18, 2015, unless extended. As of December 3, 2015, approximately $4.0 billion aggregate principal amount of MarkWest senior notes, representing approximately 92.49%, 98.25%, 99.68% and 98.27% of the outstanding aggregate principal amount of MarkWest 5.5% 2023 Notes, MarkWest 4.5% 2023 Notes, MarkWest 2024 Notes and MarkWest 2025 Notes, respectively, had been validly tendered and not validly withdrawn and MarkWest had received the requisite number of consents to amend the indenture governing such MarkWest senior notes to remove certain restrictive and reporting covenants as described above. On an as adjusted basis following the consummation of the MarkWest Combination and the assumption of existing MarkWest debt, but without giving effect to the issuance of new MPLX senior notes in the exchange offers or the issuance of notes pursuant to this offering and the anticipated application of the net proceeds therefrom, our total debt would have been $11,703 million. See “Capitalization.”

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture, dated as of February 1, 2011, as supplemented and amended, between us and the trustee. The following description is a summary of the material terms of the indenture and the notes and is intended to supplement, and to the extent inconsistent to replace, the more general terms and provisions of the debt securities described in the accompanying prospectus, to which we refer you. You should read the indenture and the notes for more details regarding our obligations and your rights with respect to the notes. In this description of the notes, references to “MPC,” the “Company,” “we” or “us” refer only to Marathon Petroleum Corporation and not to any of its subsidiaries.

General

We are offering three series of notes:

•	$600,000,000 aggregate principal amount of notes that will mature on December 14, 2018 and accrue interest at the rate of 2.700% per annum;

•	$650,000,000 aggregate principal amount of notes that will mature on December 15, 2020 and accrue interest at the rate of 3.400% per annum; and

•	$250,000,000 aggregate principal amount of notes that will mature on December 15, 2045 and accrue interest at the rate of 5.850% per annum.

Interest on each series of notes will be payable semi-annually on June 15 and December 15 of each year, beginning on June 15, 2016, to the persons in whose names the notes are registered at the close of business on June 1 and December 1, respectively, preceding the interest payment date. Interest on each series of notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, stated maturity date or redemption date.

The notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may, without the consent of the holders, increase the principal amounts of any series of notes in the future, on the same terms and conditions, other than the public offering price, original interest accrual date and initial interest payment date, and with the same CUSIP numbers as the applicable series of notes being offered by this prospectus supplement. We will not issue any such additional notes unless the additional notes are fungible with the applicable series of notes being offered hereby for U.S. federal income tax purposes. The notes of each series and any additional notes subsequently issued under the indenture will be treated as a single series or class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The indenture does not limit the amount of debt that we may issue under the indenture, nor the amount of other unsecured debt or securities that we or any of our respective subsidiaries may issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions contained in the indenture on liens and sale/leaseback transactions described below under “—Certain Covenants,” the indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction. In addition, the indenture does not limit our ability to guarantee any indebtedness of our subsidiaries or any other person.

Optional Redemption

Except as otherwise described below, the notes of each series will be redeemable in whole at any time or in part from time to time, at our option, prior to their maturity date, in the case of the 2018 notes, prior to

November 15, 2020 (one month prior to their maturity date), in the case of the 2020 notes, and prior to June 15, 2045 (six months prior to their maturity date), in the case of the 2045 notes, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of that series to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points for the 2018 notes, 30 basis points for the 2020 notes and 45 basis points for the 2045 notes.

In each case, we will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

If the 2020 notes are redeemed on or after November 15, 2020 (one month prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the notes redeemed and if the 2045 notes are redeemed on or after June 15, 2045 (six months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the notes redeemed.

In each case, we will also pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York or Findlay, Ohio are authorized or obligated by law or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term, which we refer to as the “Remaining Life,” of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average, as determined by us, of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than six such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Mizuho Securities USA Inc. and two additional dealers in U.S. Government securities selected by us, each of which we refer to as a “Primary Treasury Dealer,” and their respective successors that we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the series and amount of notes to be redeemed, the redemption date, the redemption price (or the method of calculating the redemption price) and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If fewer than all of the notes of a series are to be redeemed at any time, the trustee will select, not more than 45 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Open Market Purchases

MPC or any of its affiliates may at any time and from time to time purchase notes in the open market or otherwise.

Sinking Fund

There is no provision for a sinking fund for any of the notes.

Ranking

The notes will be unsecured and unsubordinated obligations of MPC and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, but will be effectively junior to MPC’s secured indebtedness. The notes will not be the obligations of any of our subsidiaries and will be effectively subordinated to all indebtedness and other obligations of our subsidiaries, including existing or future debt obligations of MPLX and its subsidiaries.

We derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. We depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the notes and our other debt obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables, and including existing and future debt obligations of MPLX and its subsidiaries. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of our subsidiaries to make payments or other distributions to us and our subsidiaries could agree to contractual restrictions on their ability to make distributions. As of September 30, 2015, our consolidated subsidiaries, after giving effect to the MarkWest Combination, had approximately $6.1 billion of indebtedness. Our consolidated indebtedness, as of September 30, 2015, after giving effect to the MarkWest Combination, was $11.7 billion. On an as adjusted basis, giving effect to the MarkWest Combination and the issuance of the notes in this offering and the use of proceeds therefrom, our consolidated indebtedness, as of September 30, 2015, would have been $12.5 billion. See “Use of Proceeds” and “Capitalization.”

Certain Covenants

Creation of Certain Liens

The indenture provides that if MPC or any subsidiary of MPC mortgages or encumbers as security for money borrowed any crude oil refinery that (1) is located in the United States and (2) is determined to be a principal property by MPC’s Board of Directors in its discretion, MPC will, or will cause such subsidiary to, secure each series of notes and all other debt securities issued under the indenture equally and ratably with all obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

•	existing on the date of the indenture;

•	incurred in connection with the acquisition or construction of any property;

•	previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of ours;

•	in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure payments to us under the provisions of any contract or statute;

•	in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings for the purchase or construction of the property mortgaged;

•	to secure the cost of the repair, construction, improvement or alteration of all or part of a principal property;

•	on various facilities, equipment and personal property located at or on a principal property;

•	arising in connection with the sale of accounts receivable resulting from the sale of refined products or inventory; or

•	that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

In addition, MPC may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such Mortgage or lien is granted, exceed 15% of our “Consolidated Net Tangible Assets,” which the indenture defines to mean the aggregate value of all assets of MPC and its subsidiaries after deducting:

•	all current liabilities, excluding all long-term debt due within one year;

•	all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and

•	all goodwill, patents and trademarks, unamortized debt discount and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

Limitations on Certain Sale and Leaseback Transactions

The indenture provides that MPC and its subsidiaries are generally prohibited from selling and leasing back the principal properties described above under “—Creation of Certain Liens.” However, this covenant will not apply if:

•	the lease is an intercompany lease between MPC and one of its subsidiaries or between any of its subsidiaries;

•	the lease is for a temporary period by the end of which it is intended that the use of the leased property will be discontinued;

•	MPC or a subsidiary of MPC could mortgage the property without equally and ratably securing the notes and other series of debt securities issued under the indenture under the covenant described above under the caption “—Creation of Certain Liens”; or

•	MPC promptly informs the trustee of the sale, the net proceeds of the sale are at least equal to the fair value of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of our funded debt (subject to reduction, under circumstances the indenture specifies).

As of the date of this prospectus supplement, neither MPC nor any subsidiary of MPC has any property that MPC’s board of directors has determined to be a principal property.

Merger, Consolidation and Sale of Assets

The indenture provides that MPC may not merge or consolidate with any other entity or sell or convey all or substantially all its assets except as follows:

•	MPC is the continuing corporation or the successor entity (if other than MPC) is a corporation or other entity organized under the laws of the United States or any state thereof that expressly assumes the obligations of MPC under the indenture and the notes; and

•	immediately after the merger, consolidation, sale or conveyance, MPC or the successor entity (if other than MPC) shall not be in default under the indenture and no event of default under the indenture shall have occurred and be continuing.

On the assumption by the successor of the obligations under the indenture, the successor will be substituted for MPC, and MPC will be relieved of any further obligation under the indenture and the notes.

The indenture defines “substantially all of its assets” as a portion of the non-current assets reflected in MPC’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

Events of Default

The indenture defines an event of default with respect to any series of notes as being:

(1)	MPC’s failure to pay interest on that series of notes when due, continuing for 30 days;

(2)	MPC’s failure to pay the principal of or premium on that series of notes when due and payable;

(3)	MPC’s failure to perform under any other covenant or warranty applicable to that series of notes and not specifically dealt with in the definition of “event of default” for a period of 90 days after written notice to MPC of that failure as provided in the indenture; or

(4)	specified events of bankruptcy, insolvency or reorganization of MPC.

The trustee is required to give holders of the particular series of notes written notice of a default with respect to that series as provided by the Trust Indenture Act of 1939. In the case of any default of the character described above in clause (3) of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

MPC is required annually to deliver to the trustee a certificate stating whether or not the signers have any knowledge of any default by MPC in its performance and observance of any terms, provisions and conditions of the indenture.

In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of MPC) shall occur and be continuing with respect to any series of notes, the trustee or the holders of at least 25% in principal amount of the particular series of notes then outstanding may declare the principal amount of such series of notes to be due and payable. If an event of default relating to any event of bankruptcy, insolvency or reorganization of MPC occurs, the principal of all the notes then outstanding will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding series of notes affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

Any past default with respect to a series of notes may be waived on behalf of all holders of that series of notes by at least a majority in principal amount of the holders of the outstanding notes of that series, except a default:

•	in the payment of principal of or any premium or interest on that series of notes; or

•	respecting a covenant or provision that cannot be modified without the consent of the holders of all outstanding notes of that series.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default. In addition, once a default or event of default is cured, it ceases to exist.

A holder of a series of notes will be able to pursue any remedy under the indenture only if:

•	the holder has given prior written notice to the trustee of a continuing event of default with respect to that series of notes;

•	the holders of at least 25% in principal amount of the outstanding notes of that series have made a written request to the trustee to institute proceedings with respect to the event of default;

•	the holders making the request have offered the trustee indemnity reasonably satisfactory to it against costs, expenses and liabilities to be incurred in compliance with the request;

•	the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

•	during that 60-day period, the holders of a majority in principal amount of that series of notes do not give the trustee a direction inconsistent with the request.

Holders of notes, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their notes on or after its due date. It is intended that rights provided for holders of a series of notes under the indenture are for the equal and ratable benefit of all holders of such series.

Modification of the Indenture

MPC and the trustee may modify the indenture without the consent of the holders of the notes for one or more of the following purposes:

•	to evidence the succession of another person to MPC;

•	to add to covenants for the benefit of the holders of notes or to surrender any right or power conferred on MPC by the indenture;

•	to add additional events of default for the benefit of holders of all or any series of notes;

•	to add or change provisions of the indenture to allow the issuance of debt securities in other forms;

•	to add to, change or eliminate any of the provisions of the indenture respecting one or more series of notes under conditions the indenture specifies;

•	to secure the notes under the requirements of the indenture or to otherwise provide any security for, or add any guarantees of or additional obligors on the notes of any series;

•	to supplement the indenture as necessary to permit or facilitate the defeasance and discharge of a particular series of notes under conditions the indenture specifies;

•	to evidence the appointment of a successor trustee; or

•	to cure any ambiguity or to correct or supplement any provision of the indenture that may be defective or inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture as shall not adversely affect the interests of the holders of a particular series of notes in any material respect.

MPC and the trustee may otherwise modify the indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of notes affected. However, without the consent of the holder of each outstanding note affected, no modification may:

•	change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the notes are payable; or

•	reduce the percentage of notes required for consent to any such modification or supplemental indenture.

Defeasance

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of an outstanding series of notes by defeasance.

The indenture will be satisfied and discharged with respect to a particular series of notes if:

•	MPC delivers to the trustee all of such series of notes then outstanding for cancellation; or

•	all of such series of notes have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and MPC deposits an amount of cash or government obligations sufficient to pay the principal of and premium, if any, and interest on those notes to the date of maturity or redemption.

In addition to the right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on a particular series of notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the notes of that series, which we refer to as “legal defeasance”; or

•	we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the notes of that series, including our obligation to make payments on those notes, will survive, which we refer to as “covenant defeasance.”

If we defease a series of notes, the holders of the notes of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

•	register the transfer or exchange of notes;

•	replace mutilated, destroyed, lost or stolen notes; and

•	maintain paying agencies and hold moneys for payment in trust.

As a condition to either legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel stating that the holders of the particular series of notes will not recognize income gain or loss for U.S. federal income tax purposes as a result of the action and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same time as would have been the case if such action had not occurred. In the case of legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service, which we refer to as the “IRS,” or a change in applicable U.S. federal income tax law to that effect.

Governing Law

New York law will govern the indenture and the notes.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. and its affiliates perform certain commercial banking services for some of our affiliates and acts as the trustee under the indenture governing MPLX’s senior notes, for which they receive customary fees.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to the provisions of the indenture, the trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

The indenture limits the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If, after the occurrence of a default under the indenture, it acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, however, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Book-Entry; Delivery and Form

Except as set forth below, the notes will be issued in registered global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of that amount.

The notes will initially be represented by one or more fully registered global notes, which we refer to collectively as the “global notes.” Each such global note will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. The notes will be issued only in the form of definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until they are exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.

Ownership of beneficial interests in the global notes will be limited to persons that have accounts with DTC for such global notes, who we refer to as participants, or persons that may hold interests through participants. Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such global notes beneficially owned by such participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global notes, except in the event that use of the book-entry system for the global notes is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any of the global notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global notes, such as redemptions, tenders, defaults, and proposed amendments to the note documents. Beneficial owners may ascertain that the nominee holding the global notes for their benefit has agreed to obtain and transmit notices to beneficial owners or beneficial owners may provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Principal and interest payments on interests represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of such global notes. None of MPC, the trustee or any other agent of MPC or agent of the trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the global notes, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If DTC is at any time unwilling or unable to continue as depository for the global notes, and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, we will issue notes in definitive form in exchange for the global notes. Any notes issued in definitive form in exchange for such global notes will be registered in such name or names, and will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof as DTC shall instruct the trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

DTC has advised us that DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) directly or indirectly own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same-Day Settlement and Payment

All payments of principal and interest on the notes will be made by MPC in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of the notes, but it does not purport to be a complete analysis of all the potential tax considerations relating to the acquisition, ownership and disposition of the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date of this prospectus supplement. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the statements made in this summary and there can be no assurance that the IRS will agree with such statements or that a court would not sustain a challenge by the IRS in the event of litigation.

This summary is limited to beneficial owners of the notes, which we refer to in this section as “Holders,” that purchase the notes upon their initial issuance at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction. In addition, this summary does not address any U.S. federal tax considerations other than U.S. federal income tax considerations that may be relevant to Holders’ particular circumstances, or to certain categories of Holders that may be subject to special rules, such as:

•	brokers and dealers in securities or commodities;

•	traders in securities that have elected the mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons subject to the alternative minimum tax;

•	persons deemed to sell the notes under the constructive sale provisions of the Code;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships, other pass-through entities, and holders of interests therein.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership that will hold notes, you are urged to consult your own tax advisor regarding the tax consequences to you of acquiring, holding and disposing of the notes.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Considerations for U.S. Holders

The following discussion is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder.” For purposes of this discussion, a U.S. Holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (x) is subject to primary supervision by a court within the United States and with respect to which one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions or (y) has made a valid election under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of the Code).

Payments of interest

It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is less than a statutorily defined “de minimis” amount of original issue discount for U.S. federal income tax purposes. Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale or other taxable disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described in “—Payments of interest” above) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than 12 months. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare tax

An additional 3.8% Medicare tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest, and certain net gain from the sale, redemption, exchange, retirement or other taxable disposition of property, such as the notes, less certain deductions. You are urged to consult your own tax advisor with respect to the Medicare tax and its applicability in your particular circumstances to income and gains in respect of an investment in the notes.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of interest and the proceeds of certain sales and other taxable dispositions (including retirements or redemptions) of notes unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that payments to you are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Considerations for Non-U.S. Holders

The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is an individual, corporation, estate or trust and that is not a U.S. Holder.

Payments of interest

Subject to the discussion of backup withholding and FATCA withholding below, payments of interest on the notes to you generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status (as described below) and:

•	you do not conduct a trade or business within the United States to which the interest income is effectively connected (or, if required by an applicable income tax treaty, attributable to your permanent establishment or fixed base in the United States);

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership;

•	you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code; and

•	you provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor form) to us or our paying agent certifying under penalty of perjury that you are not a United States person. If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes will be subject to the 30% U.S. federal withholding tax, unless you provide us either with (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor form) establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty or (2) a properly executed IRS Form W-8ECI (or appropriate substitute or successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Income or gain effectively connected with a United States trade or business”).

Sale or other taxable disposition of notes

Subject to the discussion of backup withholding and FATCA withholding below, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, attributable to your permanent establishment or fixed base in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point, see “—Income or gain effectively connected with a United States trade or business” below. If you are described in the second bullet point, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, this amount generally will be treated in the same manner as described in “—Payments of interest” above.

Income or gain effectively connected with a United States trade or business

If you are engaged in the conduct of a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business, you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax on interest if certain certification requirements are satisfied) on that interest and on gain on a net income basis in the same manner as if you were a United States person as defined under the Code (but without regard to the Medicare tax described above). You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute or successor form to us, or our paying agent. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence and if such treaty so provides, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Information reporting and backup withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless you comply with certain certification procedures to establish that you are not a U.S. person. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder, which we refer to as “FATCA,” impose a 30% withholding tax on any U.S.-source interest paid on debt obligations, such as the notes, and beginning after December 31, 2018 on the gross proceeds from a disposition of such obligations, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments, and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a Holder might be eligible for refunds or credits of such taxes. The rules under FATCA are new and complex. If you hold the notes through a non-U.S. intermediary or if you are a Non-U.S. Holder, you are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in the notes.

The discussion of U.S. federal income tax considerations set forth above is included for general information only and is not tax advice. Prospective purchasers of the notes are urged to consult their own tax advisors with respect to the particular tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under U.S. federal, state, local, foreign and other tax laws and the possible effects of changes in applicable tax laws.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the Employee Retirement Income Security Act of 1974, which we refer to as “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code, each such employee benefit plan or plan we refer to as a “Plan,” on entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption 95-60, which we refer to as a “PTCE,” applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such) and such transactions may have to be rescinded.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA, each such plan we refer to as a “Governmental Plan,” a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code, each such plan we refer to as a “Church Plan,” and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, each such plan we refer to as a “non-U.S. Plan,” are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. Plan is not subject to Title I of ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments, any of which we refer to as a “Similar Law.” A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan should consider whether investing in the notes satisfies the requirements, if any, under any applicable Similar Law.

The notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-U.S. Plan or (v) an entity whose underlying assets include the assets of a Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets any or all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-U.S. Plans or entities whose underlying assets include the assets of a Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-U.S. Plan or entity whose underlying assets include the assets of a Plan.

UNDERWRITING

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Mizuho Securities USA Inc. are acting as representatives of the underwriters named below. We and the underwriters have entered into an underwriting agreement. Subject to certain conditions, the underwriters have severally agreed to purchase the principal amount of each series of notes indicated opposite their name in the following table.

Underwriters	Principal Amount of 2018 Notes	Principal Amount of 2020 Notes	Principal Amount of 2045 Notes
J.P. Morgan Securities LLC	$103,500,000	$112,125,000	$43,125,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$67,500,000	$73,125,000	$28,125,000
Goldman, Sachs & Co.	$67,500,000	$73,125,000	$28,125,000
Mizuho Securities USA Inc.	$67,500,000	$73,125,000	$28,125,000
Mitsubishi UFJ Securities (USA), Inc.	$49,500,000	$53,625,000	$21,250,000
Morgan Stanley & Co. LLC	$49,500,000	$53,625,000	$21,250,000
Wells Fargo Securities, LLC	$49,500,000	$53,625,000	$21,250,000
Barclays Capital Inc.	—	$53,625,000	—
BNP Paribas Securities Corp.	$49,500,000	—	—
Citigroup Global Markets Inc.	—	—	$21,250,000
PNC Capital Markets LLC	$24,000,000	$26,000,000	$7,500,000
Fifth Third Securities, Inc.	$24,000,000	$26,000,000	—
Comerica Securities, Inc.	—	$26,000,000	$7,500,000
SunTrust Robinson Humphrey, Inc.	$24,000,000	—	$7,500,000
The Huntington Investment Company	—	$26,000,000	—
BBVA Securities Inc.	$24,000,000	—	—
BB&T Capital Markets, a division of BB&T Securities, LLC	—	—	$7,500,000
U.S. Bancorp Investments, Inc.	—	—	$7,500,000

Total	$600,000,000	$650,000,000	$250,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken. The offering of the notes by the underwriters is subject to the receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Notes sold by the underwriters to the public will initially be offered at the respective public offering prices set forth on the cover of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.25% of the principal amount in the case of the 2018 notes, 0.35% of the principal amount in the case of the 2020 notes and 0.50% of the principal amount in the case of the 2045 notes. The underwriters may allow, and dealers may reallow a concession to certain other dealers not to exceed 0.20% of the principal amount in the case of the 2018 notes, 0.25% of the principal amount in the case of the 2020 notes and 0.35% of the principal amount in the case of the 2045 notes. After the initial offering of the notes to the public, the representatives may change the public offering prices and concessions.

The notes are new issues of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because such other underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $2.7 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which activities may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have from time to time provided, and in the future may provide, certain investment banking and financial advisory services to us and our affiliates, for which they have received, and in the future would receive, customary fees.

Affiliates of certain of the underwriters are lenders, agents, arrangers, committed purchasers and/or underwriters under our revolving credit facility, trade receivables facility, term loan, MPLX bank revolving credit facility and/or existing senior notes discussed under “Description of Other Indebtedness,” for which they have received, and in the future would receive, customary fees.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters or their affiliates have a lending relationship with us. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

We expect that delivery of the notes will be made against payment therefore on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle within three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that any such trade would otherwise settle before the close of this offering, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor with respect to these matters.

Selling Restrictions

Notice to Prospective Investors in the Member States of the European Economic Area

In relation to each Member State of the European Economic Area, each underwriter has represented and agreed that it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Member State other than:

(a)	to any legal entity that is a qualified investor (as defined in the Prospectus Directive);

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make any offer within the European Economic Area of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for MPC or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. None of MPC or the underwriters have authorized, and they do not authorize, the making of any offer of notes in circumstances in which an obligation arises for MPC or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU).

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied with all applicable provisions of the FSMA with respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Jones Day will pass upon the validity of the notes being offered hereby. The underwriters have been represented in connection with this offering by Cravath, Swaine & Moore LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of internal control over financial reporting of the Hess’ Retail Operations and Related Assets that Marathon Petroleum Corporation acquired on September 30, 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

We may offer from time to time:

•	senior debt securities;

•	subordinated debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	stock purchase contracts; and

•	stock purchase units.

We will provide specific terms of any offering in one or more supplements to this prospectus. The securities may be offered separately or together in any combination and as a separate series. You should read this prospectus and any prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “MPC.”

If any offering involves underwriters, dealer or agents, arrangements with them will be described in the prospectus supplement that relates to that offering.

Investing in our securities involves risks that are referenced in the “Risk Factors” section beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 30, 2014.

About This Prospectus

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC using a “shelf” registration process. Using this process, we may offer, from time to time, in one or more offerings, any combination of the securities this prospectus describes. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

Except as otherwise indicated, references in this prospectus to “Marathon Petroleum,” “MPC,” “we,” “us” and “our” refer to Marathon Petroleum Corporation and its consolidated subsidiaries.

Where You Can Find More Information

MPC files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information MPC has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about MPC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

•	our Current Reports on Form 8-K filed with the SEC on May 6, 2014, May 27, 2014, and June 3, 2014; and

•	the description of our capital stock contained in the registration statement on Form 10 filed with the SEC on January 25, 2011, as amended.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until the termination of this offering.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning MPC at the following address:

Marathon Petroleum Corporation

539 South Main Street

Findlay, Ohio 45840-3229

Attention: Corporate Secretary

Telephone: (419) 422-2121

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any free writing prospectus that we may provide to you. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, the prospectus supplement and any free writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Forward-Looking Statements

This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “plan,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

Forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•

future levels of revenues, refining and marketing gross margins, operating costs, retail gasoline and distillate gross margins, merchandise margins, income from operations, net income or earnings per share;

•	anticipated volumes of feedstock, throughput, sales or shipments of refined products;

•	anticipated levels of regional, national and worldwide prices of crude oil and refined products;

•	anticipated levels of crude oil and refined product inventories;

•	future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	business strategies, growth opportunities and expected investments, including planned equity investments in pipeline projects;

•	expectations regarding the acquisition or divestiture of assets;

•	our share repurchase authorizations, including the timing and amounts of any common stock repurchases;

•	the effect of restructuring or reorganization of business components;

•	the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows; and

•	the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local regulatory authorities, or plaintiffs in litigation.

We have based our forward-looking statements on our current expectations, estimates and projections about our industry and our company. We caution that these statements are not guarantees of future performance, and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. Differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

•	volatility or degradation in general economic, market, industry or business conditions;

•	availability and pricing of domestic and foreign supplies of crude oil and other feedstocks;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree on and to influence crude oil price and production controls;

•	availability and pricing of domestic and foreign supplies of refined products such as gasoline, diesel fuel, jet fuel, home heating oil and petrochemicals;

•	foreign imports of refined products;

•	refining industry overcapacity or under capacity;

•	changes in the cost or availability of third-party vessels, pipelines and other means of transportation for crude oil, feedstocks and refined products;

•	the price, availability and acceptance of alternative fuels and alternative-fuel vehicles and laws mandating such fuels or vehicles;

•	fluctuations in consumer demand for refined products, including seasonal fluctuations;

•

political and economic conditions in nations that consume refined products, including the United States, and in crude oil producing regions, including the Middle East, Africa, Canada and South America;

•	actions taken by our competitors, including pricing adjustments, expansion of retail activities, and the expansion and retirement of refining capacity in response to market conditions;

•	completion of pipeline projects within the United States;

•	changes in fuel and utility costs for our facilities;

•	failure to realize the benefits projected for capital projects, or cost overruns associated with such projects;

•	the ability to successfully implement new assets and growth opportunities;

•	the ability to realize the strategic benefits of joint venture opportunities;

•	accidents or other unscheduled shutdowns affecting our refineries, machinery, pipelines or equipment, or those of our suppliers or customers;

•	unusual weather conditions and natural disasters, which can unforeseeably affect the price or availability of crude oil and other feedstocks and refined products;

•	acts of war, terrorism or civil unrest that could impair our ability to produce or transport refined products or receive feedstocks;

•	state and federal environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard;

•

rulings, judgments or settlements and related expenses in litigation or other legal, tax or regulatory matters, including unexpected environmental remediation costs, in excess of any reserves or insurance coverage;

•	labor and material shortages;

•	the maintenance of satisfactory relationships with labor unions and joint venture partners;

•	the ability and willingness of parties with whom we have material relationships to perform their obligations to us;

•	the market price of our common stock and its impact on our share repurchase authorizations;

•	changes in the credit ratings assigned to our debt securities and trade credit, changes in the availability of unsecured credit and changes affecting the credit markets generally; and

•	the other factors described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2013.

We do not undertake any obligation to update the forward-looking statements included in this prospectus, unless we are required by applicable securities laws to do so.

The Company

MPC was incorporated in Delaware on November 9, 2009. We have 126 years of experience in the energy business with roots tracing back to the formation of the Ohio Oil Company in 1887. We are one of the largest independent petroleum product refiners, marketers and transporters in the United States. Our operations consist of three business segments:

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Refining & Marketing—refines crude oil and other feedstocks at our seven refineries in the Gulf Coast and Midwest regions of the United States, purchases ethanol and refined products for resale and distributes refined products through various means, including barges, terminals and trucks that we own or operate. We sell refined products to wholesale marketing customers domestically and internationally, buyers on the spot market, our Speedway® business segment and to independent entrepreneurs who operate Marathon® retail outlets;

•	Speedway—sells transportation fuels and convenience products in the retail market in the Midwest, primarily through Speedway convenience stores; and

•

Pipeline Transportation—transports crude oil and other feedstocks to our refineries and other locations, delivers refined products to wholesale and retail market areas and includes the aggregated operations of MPLX LP, a master limited partnership in which MPC owns a 73.6% interest, and MPC’s retained pipeline assets and investments.

MPC’s principal executive offices are located at 539 South Main Street, Findlay, Ohio 45840-3229, and its telephone number at that location is (419) 422-2121.

Risk Factors

You should carefully consider any specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and under the caption “Risk Factors” in any of our subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q incorporated by reference in this prospectus, before making an investment decision. For more information, see “Where You Can Find More Information.”

Use of Proceeds

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including repayment or refinancing of debt and funding for acquisitions, working capital requirements, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Ratios of Earnings to Fixed Charges

Our ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Three Months Ended	For the Years Ended December 31,
	March 31, 2014	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	5.8x	13.2x	22.9x	18.1x	8.2x	6.2x

We had no preferred stock outstanding for any period presented in the table and, accordingly, our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

The term “earnings” is the amount resulting from adding the following items to the extent applicable:

•	pre-tax income from continuing operations before adjustment for income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

and subtracting from the total the following:

•	interest capitalized;

•	preference security dividend requirements of consolidated subsidiaries; and

•	the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges;

For this purpose, “fixed charges” consists of:

•	interest expense and amortization of discounts, premiums and capitalized expenses on indebtedness;

•	interest capitalized;

•	an estimate of the portion of annual rental expense on operating leases that represents interest attributable to rentals; and

•	preference security dividend requirements of consolidated subsidiaries.

General Description of Securities That We May Sell

We may offer and sell, at any time and from time to time:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	stock purchase contracts; and

•	stock purchase units.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus.

The “Description of Debt Securities,” “Description of Capital Stock,” Description of Warrants” and “Description of Stock Purchase Contracts and Stock Purchase Units” sections that follow provide general descriptions of the securities that may be offered by this prospectus. These general descriptions are not meant to be complete descriptions of the securities. The prospectus supplement will contain the material terms and conditions of the securities offered by such prospectus supplement.

Description of Debt Securities

The debt securities this prospectus covers will be MPC’s general unsecured obligations. The debt securities may be either senior debt securities or subordinated debt securities. MPC will issue senior debt securities under an indenture, which we refer to in this description as the “senior indenture,” dated February 1, 2011 between MPC and The Bank of New York Mellon Trust Company, N.A. as trustee. MPC will issue subordinated debt securities under a subordinated indenture, which we refer to in this description as the “subordinated indenture,” to be entered into between MPC and The Bank of New York Mellon Trust Company, N.A., as trustee. In this description, we sometimes call the senior indenture and the subordinated indenture the “indentures.”

We have summarized the provisions of the indentures and the debt securities below. You should read the indentures for more details regarding the provisions described below and for other provisions that may be important to you. We have filed the senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and we will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information.”

The following description primarily relates to senior debt securities that we may issue under the senior indenture. We have summarized some of the provisions of the subordinated indenture below under the caption “—Subordinated Debt Securities.” If we offer subordinated debt securities, we will provide more specific terms in the related prospectus supplement. In this summary description of the debt securities, all references to “MPC,” “we,” “our” or “us” mean Marathon Petroleum Corporation only and not any of its subsidiaries, unless we state otherwise or the context clearly indicates otherwise.

General

The senior debt securities will constitute senior debt of MPC and will rank equally with all its unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a position junior to, any senior debt securities and all other senior debt of MPC. Neither indenture limits the amount of debt we may issue under the indenture or limits the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

MPC derives substantially all its operating income from, and holds substantially all its assets through, its subsidiaries. As a result, MPC will depend on distributions of cash flow and earnings of its subsidiaries in order to meet its payment obligations under any debt securities it offers under this prospectus and its other obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on MPC’s debt securities or to provide MPC with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to MPC and they could agree to contractual restrictions on their ability to make distributions.

MPC’s right to receive any assets of any subsidiary, and therefore the right of the holders of MPC’s debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if MPC is a creditor of any subsidiary, MPC’s rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by MPC.

We may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary we designate.

We may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

Terms

The prospectus supplement relating to any series of debt securities being offered will specify whether the debt securities are senior debt securities or subordinated debt securities and will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person or entity to whom any interest will be payable, if that person or entity is not the registered owner of the debt securities;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if any, and the date or dates from which any interest will accrue;

•	the dates on which the interest, if any, on the debt securities will be payable, and the regular record dates for the interest payment dates or the method for determining those dates;

•	the place or places where payments on the debt securities will be payable;

•	the terms and conditions on which the debt securities may, under any optional or mandatory redemption provisions, be redeemed;

•	any mandatory or optional sinking fund or similar provisions or provisions for mandatory redemption or purchase at the option of the holder;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 or any multiple of that amount;

•	any commodities, currencies or indices, values, rates or prices or any other index or formula used to determine the amount of payment of principal of or any premium or interest on the debt securities;

•	if other than dollars, the currency, currency unit or other form of payment of principal of or any premium or interest on the debt securities;

•

if, at our election or the election of the holder, the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the terms and conditions on which that election is to be made and the amount so payable;

•

if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities that will be payable on the declaration of acceleration of the maturity of the debt securities;

•	if the principal amount payable at maturity will not be determinable as of one or more dates prior to maturity, the amount that will be deemed to be the principal amount as of any such date;

•

any terms on which the debt securities may be convertible into or exchanged for securities or indebtedness of any kind of MPC or of any other issuer or obligor and the terms and conditions on which a conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

•	the applicability of the defeasance provisions described below under “—Satisfaction and Discharge; Defeasance under the Senior Indenture,” and any conditions under which those provisions will apply;

•	if the debt securities will be issuable only in the form of a global security as described below under “—Book-entry Debt Securities,” the depositary for the debt securities;

•	any changes in or additions to the events of default or covenants this prospectus describes;

•	the payment of any additional amounts with respect to the debt securities;

•	any amendments to the restrictions with respect to the transfer of exchange of the debt securities; and

•	any other material terms of the debt securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Restrictive Covenants Under the Senior Indenture

The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those senior debt securities are outstanding, unless the prospectus supplement for the series states otherwise.

Creation of Certain Liens

If MPC or any subsidiary of MPC mortgages or encumbers as security for money borrowed any crude oil refinery which (1) is located in the United States and (2) is determined to be a principal property by MPC’s board of directors in its discretion, MPC will, or will cause such subsidiary to, secure each series of senior debt securities issued under the senior indenture equally and ratably with all indebtedness or obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

•	existing on the date of the senior indenture;

•	incurred in connection with the acquisition or construction of any property;

•	previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of ours;

•	in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure payments to us under the provisions of any contract or statute;

•

in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings for the purchase or construction of the property mortgaged;

•	to secure the cost of the repair, construction, improvement, or alteration of all or part of a principal property;

•	on various facilities, equipment and other personal property located at or on a principal property;

•	arising in connection with the sale of accounts receivable resulting from the sale of refined products or inventory; or

•	that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

Notwithstanding the foregoing, MPC may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such Mortgage or lien is granted, exceed 15% of our “Consolidated Net Tangible Assets,” which the senior indenture defines to mean the aggregate value of all assets of MPC and its subsidiaries after deducting:

•	all current liabilities, excluding all long-term debt due within one year;

•	all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and

•	all goodwill, patents and trademarks, unamortized debt discount and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

Limitations on Certain Sale and Leaseback Transactions

MPC and its subsidiaries are generally prohibited from selling and leasing back the principal properties described above under “—Creation of Certain Liens.” However, this covenant will not apply if:

•	the lease is an intercompany lease between MPC and one of its subsidiaries or between any of its subsidiaries;

•	the lease is for a temporary period by the end of which it is intended that the use of the leased property will be discontinued;

•

MPC or a subsidiary of MPC could mortgage the property without equally and ratably securing the senior debt securities issued under the senior indenture under the covenant described above under the caption “—Creation of Certain Liens”; or

•

MPC promptly informs the trustee of the sale, the net proceeds of the sale are at least equal to the fair value of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of our funded debt (subject to reduction, under circumstances the senior indenture specifies).

Merger, Consolidation and Sale of Assets

The senior indenture provides that MPC may not merge or consolidate with any other entity or sell or convey all or substantially all its assets except as follows:

•

MPC is the continuing corporation or the successor entity (if other than MPC) is a corporation or other entity organized under the laws of the United States or any state thereof that expressly assumes the obligations of MPC under the senior indenture and the outstanding senior debt securities; and

•	immediately after the merger, consolidation, sale or conveyance, no event of default under the senior indenture shall have occurred and be continuing.

On the assumption by the successor of the obligations under the senior indenture, the successor will be substituted for MPC, and MPC will be relieved of any further obligation under the senior indenture and the senior debt securities.

The senior indenture defines “substantially all of its assets” as a portion of the non-current assets reflected in MPC’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

Events of Default Under the Senior Indenture

The senior indenture defines an event of default with respect to the senior debt securities of any series as being any one of the following events:

(1)	MPC’s failure to pay interest on any senior debt security of that series when due, continuing for 30 days;

(2)	MPC’s failure to pay the principal of or premium on any senior debt security of that series when due and payable;

(3)	MPC’s failure to deposit any sinking fund payment when due by the terms of the senior debt securities of that series;

(4)	MPC’s failure to perform under any other covenant or warranty applicable to the senior debt securities of that series and not specifically dealt with in the definition of “event of default” for a period of 90 days after written notice to MPC of that failure;

(5)	specified events of bankruptcy, insolvency or reorganization of MPC; or

(6)	any other event of default provided with respect to the senior debt securities of that series.

The trustee is required to give holders of the senior debt securities of any series written notice of a default with respect to that series as provided by the Trust Indenture Act. In the case of any default of the character described above in clause (4) of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

MPC is required annually to deliver to the trustee a certificate stating whether or not the signers have any knowledge of any default by MPC in its performance and observance of any terms, provisions and conditions of the senior indenture.

If an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of MPC) occurs and is continuing with respect to any series of senior debt securities, the trustee or the holders of not less than 25% in principal amount of the senior debt securities of that series then outstanding may declare the principal amount of those debt securities (or, in the case of any senior debt securities MPC issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) to be due and payable. If an event of default relating to any event of bankruptcy, insolvency or reorganization of MPC occurs, the principal of all the senior debt securities then outstanding (or, in the case of any senior debt securities MPC issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding senior debt securities of any series affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

Any past default with respect to a series of senior debt securities may be waived on behalf of all holders of those senior debt securities by at least a majority in principal amount of the holders of the outstanding senior debt securities of that series, except a default:

•	in the payment of principal of or any premium or interest on any senior debt security of that series; or

•	respecting a covenant or provision that cannot be modified without the consent of the holder of each outstanding senior debt security of that series.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the senior indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default. In addition, once a default or event of default is cured, it ceases to exist.

A holder of a senior debt security of any series will be able to pursue any remedy under the senior indenture only if:

•	the holder has given prior written notice to the trustee of a continuing event of default with respect to the senior debt securities of that series;

•

the holders of at least 25% in principal amount of the outstanding senior debt securities of that series have made a written request to the trustee to institute proceedings with respect to the event of default;

•	the holders making the request have offered the trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with the request;

•	the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

•	during that 60-day period, the holders of a majority in principal amount of the senior debt securities of that series do not give the trustee a direction inconsistent with the request.

Holders of senior debt securities, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their debt securities on or after its due date. It is intended that rights provided for holders under the senior indenture are for the equal and ratable benefit of all such holders.

Modification of the Senior Indenture

MPC and the trustee may modify the senior indenture without the consent of the holders of the senior debt securities for one or more of the following purposes:

•	to evidence the succession of another person to MPC;

•	to add to covenants for the benefit of the holders of senior debt securities or to surrender any right or power conferred on MPC by the senior indenture;

•	to add additional events of default for the benefit of holders of all or any series of senior debt securities;

•	to add or change provisions of the senior indenture to allow the issuance of senior debt securities in other forms;

•	to add to, change or eliminate any of the provisions of the senior indenture respecting one or more series of senior debt securities under conditions the senior indenture specifies;

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to secure the senior debt securities under the requirements of the senior indenture or to otherwise provide any security for, or add any guarantees of or additional obligors on, the senior debt securities of any series;

•	to establish the form or terms of senior debt securities of any series as permitted by the senior indenture;

•	to supplement the indenture as necessary to permit or facilitate the defeasance and discharge of a particular series of senior debt securities under conditions the senior indenture specifies;

•	to evidence the appointment of a successor trustee; or

•

to cure any ambiguity or to correct or supplement any provision of the senior indenture that may be defective or inconsistent with any other provision in the senior indenture, or to make any other provisions with respect to matters or questions arising under the senior indenture as shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect.

MPC and the trustee may otherwise modify the senior indenture or any supplemental senior indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of senior debt securities affected. However, without the consent of the holder of each outstanding senior debt security affected, no modification may:

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change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the senior debt securities are payable, or adversely affect any right of the holder of any senior debt security to require MPC to repurchase that senior debt security;

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reduce the percentage in principal amount of senior debt securities required for consent to any supplemental indenture or any waiver of compliance with certain provisions of the senior indenture or defaults thereunder and their consequences; or

•

make certain modifications to the provisions for modification of the senior indenture and for certain waivers, except to increase the principal amount of any senior debt securities or to provide that certain other provisions of the senior indenture cannot be modified or waived without the consent of the holder of each outstanding senior debt security affected thereby.

Satisfaction and Discharge; Defeasance Under the Senior Indenture

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of an outstanding series of senior debt securities.

The senior indenture will be satisfied and discharged with respect to a particular series of senior debt securities if:

•	MPC delivers to the trustee all senior debt securities of that series then outstanding for cancellation; or

•

all senior debt securities of that series have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and MPC deposits an amount of cash or government obligations sufficient to pay the principal of and premium, if any, and interest on those senior debt securities to the date of maturity or redemption.

In addition to the right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on the senior debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the senior debt securities of that series (“legal defeasance”); or

•

we will no longer have any obligation to comply with the restrictive covenants under the senior indenture, and the related events of default will no longer apply to us, but some of our other obligations under the senior indenture and the senior debt securities of that series, including our obligation to make payments on those senior debt securities, will survive (“covenant defeasance”).

If we defease a series of senior debt securities, the holders of the senior debt securities of the series affected will not be entitled to the benefits of the senior indenture, except for our obligations to:

•	register the transfer or exchange of senior debt securities;

•	replace mutilated, destroyed, lost or stolen senior debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

As a condition to either legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the action. In the case of legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated debt securities, there are many substantive differences between the two indentures. This section discusses some of those differences.

Subordination

Subordinated debt securities will be subordinate, in right of payment, to all “senior debt,” which the subordinated indenture defines to mean, with respect to MPC, the principal of and premium, if any, and interest on:

•

all indebtedness of MPC, whether outstanding on the date of the subordinated indenture or subsequently created, incurred or assumed, including, without limitation, all indebtedness which is (a) for money borrowed or (b) evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•

any indebtedness of others of the kinds described in the preceding clause for the payment of which MPC is responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•	amendments, renewals, extensions and refundings of any indebtedness described in the two preceding clauses,

unless in any instrument or instruments evidencing or securing that indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not pari passu or superior in right of payment to the subordinated debt securities of any series.

Restrictive Covenants Under the Subordinated Indenture

The covenants described above under “—Restrictive Covenants Under the Senior Indenture” will not apply to the subordinated debt securities under the subordinated indenture.

Defeasance of Subordinated Debt Securities

The subordination of the subordinated debt securities is expressly made subject to the provisions for legal defeasance and covenant defeasance (for similar provisions, see “—Satisfaction and Discharge; Defeasance Under the Senior Indenture”). On the effectiveness of any legal defeasance or covenant defeasance with respect to outstanding subordinated debt securities, those debt securities will cease to be subordinated.

Governing Law

New York law will govern the indentures and the debt securities.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the senior indenture and will be the trustee under the subordinated indenture. The Bank of New York Mellon Trust Company, N.A. and its affiliates may perform certain commercial banking services for us from time to time for which they will receive customary fees.

If an event of default occurs under an indenture and is continuing, the trustee under the indenture must use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity reasonably satisfactory to it.

Each indenture limits the right of the trustee, if it is one of MPC’s creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with MPC. If it acquires any conflicting interest, however, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present registered debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue in registered form under that indenture. If the prospectus supplement refers to any transfer agent initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. No service charge will be made for any registration of transfer or exchange of those securities. We or the trustee may, however, require the payment of any tax or other governmental charge payable for that registration.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us on our written request any funds they hold for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Description of Capital Stock

Our authorized capital stock consists of:

•	1,000,000,000 shares of common stock; and

•	30,000,000 shares of preferred stock, issuable in series.

Each authorized share of common stock and preferred stock has a par value of $0.01.

In the discussion that follows, we have summarized the material provisions of our restated certificate of incorporation and bylaws relating to our capital stock. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our restated certificate of incorporation and bylaws. You should read the provisions of the restated certificate of incorporation and bylaws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting our company.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. Dividends on our common stock will be paid at the discretion of our board of directors after taking into account various factors, including:

•	our financial condition and performance;

•	our cash needs and capital investment plans;

•	our obligations to holders of any preferred stock we may issue;

•	income tax consequences; and

•	the restrictions Delaware and other applicable laws then impose.

In addition, the terms of the loan agreements, indentures and other agreements we may enter into from time to time may contain covenants or other provisions that could limit our ability to pay, or otherwise restrict the payment of, cash dividends.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all assets available for distribution to stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All outstanding shares of our common stock are fully paid and nonassessable. Any shares of our common stock we may offer and sell under this prospectus will also be fully paid and nonassessable.

Our common stock is listed on the New York Stock Exchange under the symbol “MPC.”

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock and the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the series designation of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for any other securities;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

Any preferred stock we offer and sell under this prospectus will be fully paid and nonassessable.

The registration statement will incorporate the applicable certificate of designation by reference. You should read the applicable certificate of designation for provisions that may be important to you.

The existence of undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of its management. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

Restrictions on Stock Ownership by Non-U.S. Citizens

We are subject to a variety of U.S. federal statutes and regulations, including the Shipping Act of 1916, as amended, and the Merchant Marine Act of 1920, as amended, that govern the ownership and operation of vessels used to carry cargo between U.S. ports, which we refer to collectively as the “Maritime Laws.”

To ensure that ownership by non-U.S. citizens of our stock will not exceed the 25% maximum permitted by the Maritime Laws, our restated certificate of incorporation limits the aggregate percentage ownership by non-U.S. citizens of our stock to 23% of the outstanding shares. We may prohibit transfers that would cause ownership of our stock by non-U.S. citizens to exceed 23%. Our restated certificate of incorporation authorizes us to effect any and all measures necessary or desirable to monitor and limit foreign ownership of our stock.

If, despite such measures, the number of shares of our stock that are owned by non-U.S. citizens exceeds 23%, we may suspend the voting, dividend and other distribution rights of the shares owned by non-U.S. citizens in excess of 23%. The determination of which shares will be deemed in excess of the 23% limitation will be made by reference to the dates the shares were acquired by non-U.S. citizens. Our determination of which shares are deemed to be in excess will be conclusive. We will have the power but are under no obligation to redeem any such excess shares at a redemption price per share equal to the fair market value of the shares on the date it calls for redemption plus any dividend or other distribution declared with respect to such shares prior to the date we call for redemption and remaining unpaid.

Restrictions on Citizenship of Directors, Chairman and Chief Executive Officer

Our restated certificate of incorporation also limits the number of our directors that are non-U.S. citizens to no more than the minority necessary to constitute a quorum of directors for a meeting and requires the chairman of our board of directors and our chief executive officer to be U.S. Citizens.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our restated certificate of incorporation limits the liability of the members of its board of directors by providing that no director will be personally liable to us or our stockholders for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL;” and

•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities.

Statutory Business Combination Provision

As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•

before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•

on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Anti-Takeover Effects of Provisions of our Restated Certificate of Incorporation and Bylaws

Some of the provisions of our restated certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with the provisions of our restated certificate of incorporation discussed above and Section 203 of the DGCL, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a stockholder might consider to be in its best interest.

Our restated certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. Our restated certificate of incorporation and bylaws provide that only a majority of our board of directors, the chairman of our board of directors or the chief executive officer may call a special meeting of our stockholders.

Our restated certificate of incorporation provides for a classified board of directors. Except for directors that our preferred stockholders may elect, our board of directors is divided into three classes, with the directors of each class as nearly equal in number as possible. At each annual meeting of our stockholders, the term of a different class of our directors will expire. As a result, we contemplate that our stockholders will elect approximately one-third of our board of directors each year. Our board of directors believes that a classified board structure facilitates continuity and stability of leadership and policy by helping ensure that, at any given time, a majority of our directors will have prior experience as directors of our company and will be familiar with its business and operations. This will, in the view of our board of directors, permit more effective long-term planning and help create long-term value for our stockholders. Board classification could, however, prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders’ meeting following the date that party obtains that control. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Our restated certificate of incorporation provides that the number of directors will be fixed exclusively by, and may be increased or decreased exclusively by, our board of directors from time to time, but will not be less than three nor more than twelve. Our restated certificate of incorporation and bylaws provide that directors may be removed only by the Delaware Chancery Court under Section 225(c) of the DGCL or for cause (as such term is defined in our restated certificate of incorporation) as determined by a vote of at least 80% of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office, and a director appointed to fill a vacancy serves for the remainder of the term of the class of directors in which the vacancy occurred. These provisions will prevent our stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Our bylaws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to our board of directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to our board of directors or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the first anniversary of the date on which we first mailed proxy materials for the immediately preceding year’s annual meeting of stockholders. These stockholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the first anniversary of the immediately preceding year’s annual meeting. If our chief executive officer, the chairman of our board of directors or a majority of our board of directors calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our corporate secretary written notice of the proposal not earlier than 120 days prior to that special meeting and not later than 90 days prior to that special meeting. These stockholder proposal deadlines are subject to exceptions if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made. These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Our restated certificate of incorporation and bylaws provide that our stockholders may adopt, amend and repeal our bylaws at any regular or special meeting of stockholders by a vote of at least 80% of the voting power of our outstanding voting stock or by a vote of at least 50% of the voting power of our outstanding voting stock for certain amendments approved by our board, provided the notice of intention to adopt, amend or repeal the bylaws has been included in the notice of that meeting. Our restated certificate of incorporation and bylaws also confer on our board of directors the power to adopt, amend or repeal our bylaws with the affirmative vote of a majority of the directors then in office.

Our restated certificate of incorporation provides that a vote of at least 80% of the voting power of our outstanding voting stock at any regular or special meeting of the stockholders is required to adopt, amend or repeal certain provisions of our restated certificate of incorporation.

As discussed above under “—Preferred Stock,” our restated certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to provide for the issuance of all or any shares of our preferred stock in one or more series and to determine the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series. The issuance of shares of our preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of our common stockholders.

In addition to the purposes described above, these provisions of our restated certificate of incorporation and bylaws are also intended to increase the bargaining leverage of our board of directors, on behalf of our stockholders, in any future negotiations concerning a potential change of control of our company. Our board of directors has observed that certain tactics that bidders employ in making unsolicited bids for control of a corporation, including hostile tender offers and proxy contests, have become relatively common in modern takeover practice. Our board of directors considers those tactics to be highly disruptive to a corporation and often contrary to the overall best interests of its stockholders. In particular, bidders may use these tactics in conjunction with an attempt to acquire a corporation at an unfairly low price. In some cases, a bidder will make an offer for less than all the outstanding capital stock of the target company, potentially leaving stockholders with the alternatives of partially liquidating their investment at a time that may be disadvantageous to them or retaining an investment in the target company under substantially different management with objectives that may not be the same as the new controlling stockholder. The concentration of control in our company that could result from such an offer could deprive our remaining stockholders of the benefits of listing on the New York Stock Exchange and public reporting under the Securities Exchange Act of 1934.

While our board of directors does not intend to foreclose or discourage reasonable merger or acquisition proposals, it believes that value for our stockholders can be enhanced by encouraging would-be acquirers to forego hostile or coercive tender offers and negotiate with the board of directors terms that are fair to all stockholders. Our board of directors believes that the provisions described above will (1) discourage disruptive tactics and takeover attempts at unfair prices or on terms that do not provide all stockholders with the opportunity to sell their stock at a fair price and (2) encourage third parties who may seek to acquire control of our company to initiate such an acquisition through negotiations directly with our board of directors. Our board of directors also believes these provisions will help give it the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner that assures fair treatment of our stockholders. Our board of directors recognizes that a takeover might in some circumstances be beneficial to some or all of our stockholders, but, nevertheless, believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure our company outweigh the disadvantages of discouraging those proposals.

Description of Warrants

MPC may issue warrants to purchase debt securities, common stock, preferred stock or other securities. MPC may issue warrants independently or together with other securities. Warrants issued with other securities may be attached to or separate from those other securities. If MPC issues warrants, it will do so under one or more warrant agreements between MPC and a warrant agent that we will name in the prospectus supplement.

If MPC offers any warrants, we will file the forms of warrant certificate and warrant agreement with the SEC, and you should read those documents for provisions that may be important to you.

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

MPC may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

MPC may also modify or amend various other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

•	shorten the period of time during which the warrants may be exercised; or

•	otherwise materially and adversely affect the exercise rights of the holders of the warrants.

Enforceability of Rights

The warrant agent will act solely as MPC’s agent and will not assume any agency or trust obligation or relationship for or with any holder or beneficial owner of warrants. The warrant agent will not have any duty or responsibility if MPC defaults under the warrant agreements or the warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s warrants.

Description of Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. We may fix the price per share of common stock and the number of shares of common stock at the time the stock purchase contracts are issued or by reference to a specific formula set forth in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of units, which we refer to as “stock purchase units,” consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. The applicable prospectus supplement will also describe material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts.

Plan of Distribution

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, through agents or through any combination of these methods.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. We will include in the prospectus supplement the names of the principal underwriters and the amounts underwritten.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from various types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions the prospectus supplement describes. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of offered securities will be a new issue, and, other than our common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

Legal Matters

Jones Day will pass upon the validity of the securities being offered hereby.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Galveston Bay Refinery and Related Assets that Marathon Petroleum Corporation acquired in February 2013) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,500,000,000

$600,000,000    2.700% Senior Notes due 2018

$650,000,000    3.400% Senior Notes due 2020

$250,000,000    5.850% Senior Notes due 2045

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers (2018 Notes)

J.P. Morgan

BofA Merrill Lynch

Goldman, Sachs & Co.

Mizuho Securities

MUFG

Morgan Stanley

Wells Fargo Securities

BNP PARIBAS

Co-Managers (2018 Notes)

PNC Capital Markets LLC

Fifth Third Securities

SunTrust Robinson Humphrey

BBVA

Joint Book-Running Managers (2020 Notes)

J.P. Morgan

BofA Merrill Lynch

Goldman, Sachs & Co.

Mizuho Securities

MUFG

Morgan Stanley

Wells Fargo Securities

Barclays

Co-Managers (2020 Notes)

PNC Capital Markets LLC

Fifth Third Securities

Comerica Securities

Huntington Investment Company

Joint Book-Running Managers (2045 Notes)

J.P. Morgan

BofA Merrill Lynch

Goldman, Sachs & Co.

Mizuho Securities

MUFG

Morgan Stanley

Wells Fargo Securities

Citigroup

Co-Managers (2045 Notes)

PNC Capital Markets LLC

Comerica Securities

SunTrust Robinson Humphrey

BB&T Capital Markets

US Bancorp

December 7, 2015